Exhibit Item 1016 (b) (v)



                               FOURTH AMENDMENT TO
                     REVOLVING CREDIT, TERM LOAN, EQUIPMENT
                  ACQUISITION TERM LOAN AND SECURITY AGREEMENT

     THIS FOURTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, EQUIPMENT ACQUISITION TERM LOAN AND SECURITY AGREEMENT (the "Amendment") is entered into as of July __, 2005 to be effective as of the Fourth Amendment Effective Date (as defined herein) by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company ("Agent"), the Lenders party thereto and each of ADVANCED NUTRACEUTICALS, INC., a Texas corporation ("Parent"), BACTOLAC PHARMACEUTICAL INC., a Delaware corporation ("Bactolac"), and NIB, INC. (f/k/a ANI PHARMACEUTICALS, INC.), a Mississippi corporation ("NIB") and together with Parent and Bactolac, each a "Borrower" and collectively, the "Borrowers"). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement.

     A. WHEREAS, Agent, Lenders and Borrowers are parties to that certain Revolving Credit, Term Loan, Equipment Acquisition Term Loan and Security Agreement dated as of March 21, 2003 as amended by a First Amendment dated as of December 31, 2003, a Second Amendment dated March 23, 2004 and a Third Amendment dated January 6, 2005 (as heretofore and hereafter amended, supplemented, modified and/or restated from time to time, collectively the "Agreement"), pursuant to which the Lenders made Advances and Loans to the Borrowers;

     B. WHEREAS, Borrowers have requested that Agent and Lenders agree to permit Parent to purchase shares of its capital stock at a maximum price of $4.50 per share and $4,500,000 in the aggregate for all shares so purchased pursuant to a Tender Offer (as hereinafter defined);

     C. WHEREAS, in connection with the Tender Offer Borrowers have requested, among other things that: (i) the Term Lenders agree to fund the Term Loan up to $4,000,000; and (ii) the Lenders agree to extend the Maturity Date of the Loans, in each case, to provide financing for ongoing working capital and to pay expenses related to the Tender Offer, and the Term Lenders and Lenders, as applicable, have agreed to do so, subject to the terms and conditions of this Amendment; and

     D. WHEREAS, Borrowers have agreed with Agent and Lenders that, in connection with the Tender Offer and the transactions contemplated thereby, other specified terms of the Agreement shall be amended as provided herein.

     NOW, THEREFORE, in consideration of the terms and conditions, premises and the other mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Amendments. The sections, definitions, schedules, annexes and exhibits, as applicable, of and to the Agreement referenced and/or set forth below are hereby amended as of the Fourth Amendment Effective Date as follows:

     (a) Amendments to Revolving Loans.
         ------------------------------

          (i) Section 2.3 of the Agreement is amended: (a) to delete "two percent (2.00%)" and to substitute "one half of one percent (0.50%)" in place thereof; and (b) to delete "six and one half of one percent (6.50%)" and to substitute "six and one quarter of one percent (6.25%)" in place thereof.

          (ii) Section 2.5 of the Agreement is amended to delete the phrase "five (5) Business Day clearance charge" and to substitute the phrase "three (3) Business Day clearance charge" in place thereof.

     (b) Amendments to Term Loan.
         ------------------------

          (i) The first "WHEREAS" clause in the recitals to the Agreement is deleted in the entirety and the following is substituted in place thereof:

     "WHEREAS, Borrowers have requested that Lenders make available to Borrowers
     (i) a revolving credit facility (the "Revolving Facility") in a maximum principal amount at any time outstanding of up to Two Million Dollars ($2,500,000) (the "Facility Cap"), and (ii) on the Tender Offer Borrowing Date, a term loan (the "Term Loan") in an aggregate maximum principal amount of up to Four Million Dollars ($4,000,000), the proceeds of which Revolving Facility and Term Loan shall be used solely (i) by Borrowers to finance the working capital needs of Borrowers in connection with their nutraceutical vitamin liquid and powder based products business (the "Business"); and (ii) by the Parent to fund the Tender Offer Transaction, in each case (i) and (ii), subject to the terms and conditions contained in this Agreement;

          (ii) Section 2.6 is deleted in the entirety and the following is substituted in place thereof:

     "2.6 Term Loan. Subject to and upon the terms and conditions set forth in this Agreement, each Term Lender agrees to loan to the Borrowers pursuant to a single drawing on the Tender Offer Borrowing Date its Pro Rata Share of the Term Loan, which, in the aggregate, equals an original principal amount of up to Four Million Dollars ($4,000,000), which shall be secured by all of the Collateral. The Term Loan is not a revolving credit facility and may not be drawn, repaid and redrawn. Any repayments of principal on the Term Loan shall be applied to permanently reduce such Term Loan. The obligations of the Term Lenders hereunder are several and not joint or joint and several. On the Tender Offer Borrowing Date, Borrowers irrevocably authorize Agent and Term Lenders to disburse the proceeds of the Term Loan, in an amount necessary to fund solely the Tender Offer Transaction, to the applicable account(s) of Borrowers set forth on
     Schedule 2.4, in all cases for credit to Borrowers (or to such other account as to which the Borrowers shall instruct Agent in writing) via Federal funds wire transfer no later than 3:00 p.m. (New York City time)."

          (iii) Section 2.7(a) of the Agreement is amended: (a) to delete "four and three quarters of one percent (4.75%)" and to substitute "three percent (3.0%)" in place thereof; (b) to delete "nine and one quarter of one percent (9.25%)" and to substitute "eight and three quarters of one percent (8.75%)" in place thereof; and (c) to delete the date "April 1, 2003" and to substitute "September 1, 2005" in place thereof.

          (iv) Section 2.8 of the Agreement is deleted in the entirety and the following is substituted in place thereof:

     "2.8. Repayment of Term Loan; Maturity.

     (a) Payment of the outstanding principal balance under the Term Loan (in addition to the interest payments in Section 2.7) and all other amounts (other than interest) outstanding under the Term Loan shall be made on each of the quarterly payment dates indicated below in the amounts set forth below:

                          Payment Dates                            Payment
                          -------------                            -------
        On each of September, 1, 2005, December 1, 2005,
        March 1, 2006 and June 1, 2006                            $250,000

        On each of September 1, 2006, December 1, 2006,
        March 1, 2007 and June 1, 2007                            $312,500

        On each of September 1, 2007, December 1, 2007,
        March 1, 2008 and June 1, 2008                            $437,500


     (b) The unpaid principal amount of the Term Loan and all other Obligations under the Term Loan shall be due and payable in full, and the Term Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date."

     (c) Amendments to Equipment Acquisition Term Loan. The Borrowers, Agent and Lenders agree that on the Fourth Amendment Effective Date, the Equipment Acquisition Term Loan that was previously extended to Borrowers and which has a balance of zero dollars ($0), shall terminate and the Borrowers shall no longer be entitled to request Draws thereunder and the Equipment Acquisition Term Lenders shall no longer have any obligation to make any Equipment Acquisition Term Loans. The Borrowers, Agent and Lenders further agree that the Equipment Acquisition Term Note shall be deemed cancelled as of the Fourth Amendment Effective Date, and shall be returned to the Borrowers as soon as practicable. The termination of the Equipment Acquisition Term Loan shall not affect the Borrowers' duties, obligations and covenants under the Agreement, which shall remain in effect until the Obligations are repaid in accordance with the Agreement. In furtherance of the foregoing:

          (i) The second "WHEREAS" clause in the recitals to the Agreement is deleted in the entirety.

          (ii) The third "WHEREAS" clause in the recitals to the Agreement is amended to delete the phrase "Equipment Acquisition Term Loan" set forth therein.

          (iii) Section 2.9 of the Agreement is deleted in the entirety and the following is substituted in place thereof: "2.9 Intentionally Omitted."

          (iv) Section 2.10 of the Agreement is deleted in the entirety and the following is substituted in place thereof: "2.10 Intentionally Omitted."

          (v) Section 2.11 of the Agreement is deleted in the entirety and the following is substituted in place thereof: "2.11 Intentionally Omitted."

          (vi) Section 2.14(b) of the Agreement is amended to delete the phrase "fourth, to the principal payments due under the Equipment Acquisition Term in the inverse order of their maturities; and fifth to the principal amount of the Revolving Loans" set forth therein and to substitute the following in place thereof: "and fourth to the principal amount of the Revolving Loans".

          (vii) Section 2.17(d) of the Agreement is amended to delete the third sentence set forth therein.

          (viii) Section 2.21 of the Agreement is amended to delete the phrase "the Equipment Acquisition Term Loan" set forth therein each time it appears therein.

          (ix) Section 4.1 of the Agreement is amended to delete the phrase "to fund the initial Draw under the Equipment Acquisition Term Loan (the "Initial Draw")" set forth therein.

          (x) Section 4.1(a) of the Agreement is amended to delete the phrase "and a Draw Notice for the Initial Draw under the Equipment Acquisition Term Loan" set forth therein.

          (xi) Section 4.1(d) of the Agreement is amended to delete the phrase "and the date of funding of the Initial Draw under the Equipment Acquisition Term Facility" set forth therein.

          (xii) Section 4.1(f) of the Agreement is amended to delete the phrase "and/or Initial Draw" set forth therein.

          (xiii) Section 4.2 of the Agreement is amended to delete the phrase "and/or to fund any Draw under the Equipment Acquisition Term Loan (including, without limitation, the Initial Draw)" set forth therein.

          (xiv) Section 4.2(a) of the Agreement is amended to delete: (a) the phrase "and (ii) in the case of a Draw, a Draw Notice with necessary supporting documentation" set forth therein; and (b) the word "Draws" set forth therein.

          (xv) Section 4.2(b) of the Agreement is amended to delete: (a) the phrase ", and/or funding of the Draw" set forth therein; and (b) the phrase "and/or Draw" set forth therein.

          (xvi) Section 4.2(c) of the Agreement is amended to delete the phrase ", Term Loan, or Draw," set forth therein and to substitute the following in place thereof: "or Term Loan,".

          (xvii) Article V of the Agreement is amended to delete the phrase "the date of the funding of the Term Loan and the date of any Draw on the Equipment Acquisition Term Loan as follows:" set forth therein and to substitute the following in place thereof: "and the date of funding of the Term Loan as follows:".

          (xviii) Section 5.23 of the Agreement is amended to delete the phrase "and/or the funding of any Draw" set forth therein.

          (xix) Section 6.2 of the Agreement is amended to delete the phrase "Equipment Acquisition Term Loan" set forth therein.

          (xx) Section 6.11 of the Agreement is amended to delete the phrase ", the Term Loan and the Equipment Acquisition Term Loan" and the following is substituted in place thereof: "and the Term Loan".

          (xxi) Section 7.8 of the Agreement is amended to delete the phrase "other than Eligible Equipment the purchase of which was financed through an Equipment Acquisition Term Loan" set forth therein.

          (xxii)  Section 9.1 of the  Agreement  is amended to delete the phrase
     "the  Maximum  Equipment   Acquisition  Term  Loan  Amount,  the  Equipment
     Percentage" set forth therein.

          (xxiii) Section 10.5 of the Agreement is amended to delete the phrase "and Equipment Acquisition Term Lenders" set forth therein.

          (xxiv) Section 12.3 of the Agreement is amended to delete the second sentence set forth therein and to substitute the following in place thereof:

         "Any Term Lender which has exercised its right to set off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Term Lenders, on account of such Obligations, purchase for cash (and the other Term Lenders shall sell) participations in each such other Term Lender's Pro Rata Share of Obligations as would be necessary to cause such Term Lender to share such excess with each other Term Lenders, in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Term Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery."

          (xxv) Exhibit B (Form of Draw Notice) is deleted in the entirety.

          (xxvi) All references to the Equipment Acquisition Term Loan in the Loan Documents shall be deemed deleted in the entirety.

     (d) Amendments to Permit Tender Offer Transaction.

          (i) Section 5.13 of the Agreement is amended to delete the second sentence set forth therein and to substitute the following in place thereof:

                  "Each Borrower is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents (including, without limitation, the Term Loan that will be made on the Tender Offer Borrowing Date), shall be solvent and able to meet its obligations and liabilities as they become due, and the assets of such Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Borrower, and no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Borrower."


          (ii) Section 5.14 of the Agreement is amended to add the following in between the first and second sentences set forth therein:

                  "Borrowers shall deliver to Agent true and correct copies of all Tender Offer Documents. No Tender Offer Document furnished to Agent by or on behalf of any Borrower, nor any representation or warranty made by any Borrower in any Tender Offer Document, in any Loan Document or otherwise in connection with any Tender Offer Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished."

          (iii) Section 7.5 of the Agreement is amended to delete subsection (b) thereof and to substitute the following in place thereof:

                  "(b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that (x) such Borrower may redeem its capital stock from terminated employees, non-employee directors and consultants pursuant to, but only to the extent required under, the terms of the related employment or other compensation-related agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom and (y) Parent may consummate the Tender Offer Transaction in accordance with the terms and conditions set forth in this Agreement, which Tender Offer Transaction must be fully consummated on or before December 31, 2005 and must be on terms and conditions and pursuant to documentation satisfactory to Agent in its Permitted Discretion),"

          (iv) Section 7.7 of the Agreement is amended to delete the period at the end of the last sentence set forth therein and to substitute the following in place thereof:

                  " or (k) amend, modify, restate or change any term or provision of any Tender Offer Document in a manner that would be adverse to Agent or any Lender."

          (v) Section 7.11 of the Agreement is deleted in the entirety and the following is substituted in place thereof.

     "7.11. Tender Offer.

     (a) On the Tender Offer Borrowing Date: (i) all conditions precedent to the consummation of the Tender Offer as set forth in the Tender Offer Documents shall have been satisfied; and (ii) all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities (including, without limitation, the Securities and Exchange Commission and each applicable state securities authority) required in order to make or consummate the Tender Offer in accordance with the terms of the Tender Offer Documents and all applicable laws shall have been complied with and all required consents shall have been obtained, given, filed or taken and shall be in full force and effect; and

     (b) Within three (3) Business Days following the Tender Offer Borrowing Date (or such longer period following the Tender Offer Borrowing Date as shall be acceptable to the Agent in its sole discretion), the Parent shall have: (i) utilized the proceeds from the Term Loan to purchase all of Parent's Common Stock that is tendered, and not theretofore withdrawn, pursuant to the Tender Offer (or such lesser amount of shares as is specified by the Tender Offer Documents) in accordance with the relevant requirements of the Tender Offer Documents and all applicable laws; and (ii) immediately following such purchase, retired all of the shares of Parent's Common Stock so purchased."

     (e)  General Amendments.

          (i) Excess Cash Flow Recapture. A new Section 2.14(c) is added to the Agreement as follows:

     "(d) On the day of delivery to Agent of Borrowers' annual audited financial statements in accordance with the terms of this Agreement, but in any event no later than the one-hundred fifteenth (115th) day after the end of each fiscal year of Borrower (commencing with the fiscal year of Borrower ending September 30, 2006), Borrower shall furnish to Agent a written calculation of Excess Cash Flow for such fiscal year and deliver to Agent, for distribution to Lenders, an amount equal to fifty percent (50%) of such Excess Cash Flow, for application to the Loans and the other Obligations in accordance with the following: first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on the Loans; third, to the principal payments due under the Term Loan in the inverse order of their maturities; and fourth, to the principal amount of the Revolving Loans; provided however, that the reduction of the principal balance of the Loans shall not affect the amount or timing of principal payments (other than the extent to which reductions have been made with respect to such principal payments as allocated pursuant to this paragraph) required under this Agreement until the balance of such Loans is reduced to zero."

          (ii) Notes. Section 2.19 of the Agreement is deleted in the entirety and the following is substituted in place thereof:

     "2.19 Evidence of Loans.

     (a) Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from each Loan made by such Lender from time to time and the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (b) Agent shall maintain electronic or written records (the "Register") in which it will record (i) the amount of each Loan made hereunder, the class and type of each Loan made and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrowers to each Lender hereunder and (iii) all amounts received by Agent hereunder from Borrowers and each Lender's share thereof.

     (c) The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans or Obligations in accordance with their terms.

     (d) Borrowers agrees that: (a) all references to "Notes" in the Loan Documents shall mean all then existing Notes, if any, to the extent issued (and not returned to Borrowers in reliance upon Section 2.19(c) above) as the same may be amended, supplemented, modified, divided and/or restated and in effect from time to time; (b) all references to any returned "Revolving Notes" in the Loan Documents shall be deemed to refer to the Revolving Loans (without duplication of such term); and (c) all references to any returned "Term Notes" in the Loan Documents shall be deemed to refer to the Term Loans (without duplication of such term); and

     (e) Borrowers agree that:

          (i) upon written notice by Agent to Borrowers that a new promissory note or other evidence of indebtedness is requested by Agent (for itself or on behalf of any Lender) to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrowers promptly shall (and in any event within three (3) Business Days of any such request) execute and deliver to Agent an appropriate Note or Notes in form and substance reasonably satisfactory to Agent and Borrowers, payable to the order of such Lender in a principal amount equal to the amount of the Loans owing or payable to such Lender; and

          (ii) upon Agent's written request (for itself or on behalf of any Lender), and in any event within three (3) Business Days of any such request, Borrowers shall execute and deliver to Agent new Notes and/or split or divide the Notes, or any of them, in exchange for the then existing subject Notes, in such smaller amounts or denominations as Agent or such Lender shall specify; provided, that the aggregate principal amount of such new, split or divided Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrowers within a reasonable period of time after Agent's receipt of the replacement Notes."

          (iii) Section 13.11 of the Agreement is deleted in the entirety and the following is substituted in place thereof:

          "13.11 Release of Collateral. Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations and the termination of this Agreement and the execution and delivery of a written release by the Borrowers of all claims against Agent and Lenders, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are indemnified liabilities hereunder, then the Liens created hereby shall terminate and Agent and Lenders shall execute and deliver such documents, at Borrowers' expense, as are necessary to release Lenders' Liens in the Collateral and shall return the Collateral to Borrowers; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Agent and Lenders shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person's own acts."

     (f) Amendments to Fees. Section 3.1 of the Agreement is deleted and the following is substituted in place thereof:

          "3.1. Commitment Fee. On or before the Fourth Amendment Effective Date, Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, a nonrefundable commitment fee equal to Thirty Seven Thousand Five Hundred Dollars ($37,500). On or before the Fourth Amendment Effective Date, Borrowers shall pay to Agent, for the ratable benefit of Term Lenders, a nonrefundable commitment fee equal to Eighty Thousand Dollars ($80,000)."

     (g) Amendments to Commitments and Financial Covenants.

          (i) Schedule A of the Agreement is deleted in the entirety and Schedule A attached hereto is substituted in place thereof.

          (ii) Annex I of the Agreement is deleted in the entirety and Annex I attached hereto is substituted in place thereof.


     (h) Amendments to Definitions. Appendix A is amended as follows:

     (i) The following definitions are added in the appropriate alphabetical order:

     (a) "Amended and Restated Disclosure Schedules" shall have the meaning given such term in Section 3 of the Fourth Amendment.

     (b) "Excess Cash Flow" shall mean, at any date of determination, without duplication, an amount equal to the sum of (i) consolidated net income or loss of Borrowers and their Subsidiaries for such period, plus (ii) an amount equal to the amount of depreciation expenses, amortization expense (including the amortization or impairment of goodwill to the extent deducted in determining consolidated net income), accrued non-cash interest expense, and all other non-cash charges deducted in arriving at such consolidated net income or loss, plus (iii) an amount equal to the aggregate net cash proceeds of the sale, lease, transfer or other disposition of assets by the Borrowers their Subsidiaries during such period to the extent not required to be applied to mandatory prepayments or payments on the Loans and other than sales of Inventory in the ordinary course of business, plus (iv) the amount of any cash tax refunds received by Borrower and their Subsidiaries during such period, less (v) an amount equal to the aggregate amount of all prepayments of the Term Loan in excess of required repayments, less (vi) an amount equal to Capital Expenditures of Borrowers and their respective Subsidiaries for such period, less (vii) an amount equal to the sum of all regularly scheduled payments and optional and/or mandatory payments of principal on Indebtedness of Borrower and their Subsidiaries actually made during such period.

     (c)  "Fourth  Amendment"  shall  mean the  Fourth  Amendment  to  Revolving
          Credit, Term Loan, Equipment Acquisition Term Loan and Security Agreement entered into as of July __, 2005 by and between Agent and Borrowers.

     (d) "Fourth Amendment Effective Date" shall have the meaning given such term in the Fourth Amendment.

     (e)  "Notice  Regarding  Notes" shall have the meaning  provided in Section
          2.19.

     (f)  "Register" shall have the meaning provided in Section 2.19.

     (g) "Tender Offer" shall mean a tender offer with respect to the Parent's Common Stock, pursuant to which Parent shall have offered, subject to the terms and conditions contained in the Tender Offer Documents, to purchase shares of the Parent's outstanding Common Stock at a maximum price of $4.50 per share and $4,500,000 in the aggregate for all shares so purchased from existing shareholders of the Parent on the terms contemplated by the Tender Offer Documents.

     (h) "Tender Offer Approval Date" shall mean the date upon which all of the following conditions shall have been and shall continue to be satisfied: (a) Parent shall have commenced a Tender Offer; (b) Parent shall have obtained all consents, approvals, licenses, authorizations and shall have made all filings, recordings and registrations with the Securities and Exchange Commission and all applicable state securities authorities which are necessary in accordance with applicable law for the Tender Offer, or obtained a valid exemption therefrom; and (c)(i) Parent shall have taken all action necessary for the valid execution, delivery and performance of all Tender Offer Documents; (ii) each Tender Offer Document shall be a legal, valid and binding obligation of Parent, enforceable in accordance with its terms; and (iii) each Tender Offer Document shall be in full force and effect.

     (i) "Tender Offer Borrowing Date" shall mean the date occurring on or within 10 Business Days following the date upon which all of the following conditions have been and shall continue to be satisfied and in any event on or before December 31, 2005: (a) the Tender Offer Approval Date shall have occurred; and (b) all conditions set forth in
          Section 3 of the Fourth Amendment shall have been satisfied.

     (j) "Tender Offer Documents" shall mean all of the agreements and documents governing, or relating to, the Tender Offer Transaction, together with all schedules, exhibits, annexes, amendments, supplements or modifications thereto.

     (k) "Tender Offer Transaction" shall mean, collectively, (i) the commencement of the Tender Offer, (ii) the purchase of shares of Parent's Common Stock pursuant to the Tender Offer and in accordance with the Tender Offer Documents, and (iii) the payment of all reasonable fees and expenses in connection with the foregoing.

     (ii) The following definitions are amended as follows:

     (a) The definition of "Commitment" and "Commitments" is amended to delete the phrase "(v) with respect to the Equipment Acquisition Term Loan, as to any Equipment Acquisition Term Lender, the aggregate commitment of such Equipment Acquisition Term Lender to fund the Equipment Acquisition Term Loan, as set forth on Schedule A or in the most recent Lender Addition Agreement executed by such Equipment Acquisition Term Lender, (vi) as to all Equipment Acquisition Term Lenders, the aggregate commitment of all Equipment Acquisition Term Lenders to fund the Equipment Acquisition Term Loan, and (vii)" set forth therein and to substitute the following in place thereof "and
          (v)".

     (b) The definition of "Loan" and "Loans" is amended to delete the phrase "the Equipment Acquisition Term Loan and all Draws thereunder," set forth therein.

     (c) The definition of "Pro Rata Share" is amended to delete the phrase "(c) with respect to matters relating to a particular Equipment Acquisition Term Loan of a Equipment Acquisition Term Lender, the percentage obtained by dividing (i) the aggregate amount of the portion of the outstanding Equipment Acquisition Term Loan made by such Lender by (ii) the aggregate amount of the outstanding Equipment Acquisition Term Loan, and (d)" set forth therein and to substitute the following in place thereof: "and (c)".

     (d) The definition of "Requisite Lenders" is amended to delete the phrase "(c) with respect to matters relating to Equipment Acquisition Term Lenders, Equipment Acquisition Term Lenders holding or being responsible for 51% of more of the sum of the outstanding Equipment Acquisition Term Loan, and (d)" set forth therein and to substitute the following in place thereof: " and (c)".

     (e) The definition of "Term" is deleted in the entirety and the following is substituted in place thereof:

     "Term" shall mean the period commencing on the Closing Date and ending on July ___, 2008 [date shall be three years from the closing date of this Fourth Amendment].

     (f) The definition of "Termination Fee" is deleted in the entirety and the following is substituted in place thereof:

          "Termination Fee" shall mean an amount equal to (i) three percent (3%) of $4,000,000 if the event giving rise to the payment of the Termination Fee occurs during the period from Fourth Amendment
          Effective Date through the first anniversary of the Fourth Amendment Effective Date and (ii) two percent (2%) of $4,000,000 if the event giving rise to the payment of the Termination Fee occurs during the period from the first anniversary of the Fourth Amendment Effective
          Date up to the second anniversary of the Fourth Amendment Effective Date.

          (iii) The following definitions are deleted in the entirety:

               (a) Draws;

               (b) Draw Notice;

               (c) Equipment Acquisition Term Lenders;

               (d) Equipment Acquisition Term Loan;

               (e) Equipment Acquisition Term Note;

               (f) Initial Draw; and

               (g) Maximum Equipment Acquisition Term Loan Amount.

     SECTION 2. Fourth Amendment Effective Date. Upon receipt by Agent of each of the following, this Amendment shall be deemed to be effective (the "Fourth Amendment Effective Date"):

     (a) An original of this Amendment duly executed by each Borrower, and Agent shall have accepted and executed this Amendment;

     (b) Evidence satisfactory to Agent that the Life Insurance Policy remains in full force and effect and that the Collateral Assignment of Life Insurance has been accepted by and duly recorded on the books and records of the insurance company that issued the Life Insurance Policy;

     (c) Agent shall have received all fees, charges and expenses due and payable to Agent and Lenders pursuant to this Amendment;

     (d) Agent shall have received a written opinion of counsel for the Borrowers in form and content satisfactory to the Agent in its Permitted Discretion, addressed to the Agent and its counsel, and covering such matters related to the transactions contemplated hereby as the Agent may request (including, without limitation, as to authority, existence, incumbency and enforceability);

     (e) Borrowers shall have delivered to Agent updated, true and accurate amended and restated disclosure schedules to the Agreement (the "Amended and Restated Disclosure Schedules"), which Amended and Restated Disclosure Schedules shall be in form and substance satisfactory to Agent in its sole discretion; and

     (f) Agent shall have received a certificate of the corporate secretary or assistant secretary of each Borrower dated as of the date of this Amendment as to the incumbency and signature of the Persons executing this Fourth Amendment and the Loan Documents on behalf of such Borrower, in the form attached hereto as Exhibit 2(f).

     SECTION 3. Conditions Subsequent. Borrowers shall deliver to Agent the following documents and other items, each, satisfactory (in form and substance, as applicable) to Agent in Agent's sole discretion, duly executed where appropriate by authorized representatives of Borrowers and all other parties thereto, as the case may be, on or before the dates set forth below (any failure by the Borrowers to fully and timely satisfy any of the conditions set forth below shall constitute an Event of Default):

     (a) On or before August 15, 2005, Borrowers shall deliver to Agent updated, true and accurate disclosure schedules to the Agreement (the "Amended and Restated Disclosure Schedules"), which Amended and Restated Disclosure Schedules must be in form and substance satisfactory to Agent in its sole discretion. Nothing herein or in the Amended and Restated Disclosure Schedules shall be deemed to constitute a waiver of any breach or Default or Event of Default that may arise as a result of the matters disclosed therein. In addition, the Amended and Restated Disclosure Schedules may be amended or supplemented by Borrowers upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in the Agreement, the written approval thereof by Agent, provided that any such amendment or supplement to the schedules shall not be deemed to constitute a waiver of any breach or Default or Event of Default that may arise as a result of the matters disclosed therein.

     (b) On the Tender Offer Borrowing Date, Borrowers shall deliver to Agent all of the following:

     (i) a Borrowing Certificate for the Term Loan in form and substance satisfactory to Agent, and attached hereto as Exhibit 3(i) and all conditions to lending set forth in Section 4.2 of this Agreement shall have been satisfied;

     (ii) a written opinion of counsel for Borrowers in form and content satisfactory to Agent in its Permitted Discretion, addressed to the Agent and its counsel, and covering such matters related to the transactions contemplated by the Tender Offer Transaction as the Agent may request, including, without limitation, as to the following: (a) the validity and enforceability of all Tender Offer Documents and the Tender Offer Transaction; (b) Parent's receipt of all consents, approvals, licenses and authorizations and Parent's filing of all recordings, registrations and documents with the Securities and Exchange Commission and all applicable state securities authorities which are necessary in accordance with applicable law for the Tender Offer Transaction (or Parent's receipt of a valid exemption therefrom); (c) that all of the Tender Offer Documents comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations of the commission thereunder;

     (iii) true and correct copies of the Tender Offer Documents, and all terms and conditions thereof shall be satisfactory to the Agent; and

     (iv) a compliance certificate of Borrowers' chief financial officer in form satisfactory to Agent, together with such additional documents and information as Agent may request, in its Permitted Discretion, stating that such person has reviewed the relevant terms of the Loan Documents and that before and after giving effect to the Tender Offer Borrowing Date and the Tender Offer
Transaction:  (a) no Default or Event of Default has occurred or is  continuing;
(b) Borrowers have Excess Availability plus unencumbered cash in deposit accounts subject to Account Control Agreements in favor of Agent of at least $1,000,000; (v) Borrowers have EBITDA for the twelve (12) consecutive months ending on such date of at least $3,500,000; and (d) the representations and warranties contained in the Loan Documents are true and correct in all material respects.

     SECTION 4. Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Agreement and other Loan Documents shall remain in full force and effect and hereby are ratified and confirmed as so amended. This Amendment shall not constitute a novation, satisfaction and accord, cure, release and/or satisfaction of the Agreement and/or other Loan Documents, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Agreement and Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein and therein in full. Each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Loan Document or any other document or instrument to the Agreement shall mean and be a reference to the Agreement as amended and modified by this Amendment. Each reference in the Agreement and/or other Loan Documents or any other document or instrument to any Loan Documents or words of similar import shall mean and be a reference to the Loan Documents as amended hereby.

     SECTION 5. Representations.

     Each Borrower hereby represents and warrants to Agent as follows as of the date hereof, as of the Fourth Amendment Effective Date and as of the Tender Offer Borrowing Date: (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery and performance by it of this Amendment to which it is a party are within its powers, have been duly authorized, and do not contravene (A) its articles of incorporation or other organizational documents, or (B) any applicable law; (iii) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against it; (iv) this Amendment has been duly executed and delivered by it; (v) this Amendment constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity;
(vi) it is in compliance with all covenants and agreements in the Loan Documents and it is not in default under the Agreement or any other Loan Document and no Default or Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment, including, without limitation, any violation or breach of or Event of Default with respect to Annex I of the Agreement, including as amended hereby, and (vii) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date hereof and as of the Fourth Amendment Effective Date as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date.

     SECTION 6. EACH BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT AND THE LENDERS. EACH BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT, THE LENDERS AND EACH OF THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASED PARTIES") FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED THAT ANY BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER LOAN DOCUMENTS, AND/OR NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.

     SECTION 7. Miscellaneous.

     (a) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, be deemed to be an amendment or modification of, or operate as a waiver of, any provision of the Agreement or any other Loan Document or any right, power or remedy of Agent, nor constitute a waiver of any provision of the Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. This Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to Agent whether under the Agreement, other Loan Documents, at law or otherwise.

     (b) This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto or thereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof. Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

     (c) This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Agreement or the applicable Loan Document. This Amendment shall be considered part of the Agreement and shall be a Loan Document for all purposes under the Agreement and other Loan Documents.

     (d) This Amendment, the Agreement, and the Loan Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto. There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof. If any provision of this Amendment is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment which shall be given effect so far as possible.

     (e) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

     (f) No Borrower may assign, delegate or transfer this Amendment or any of its rights or obligations hereunder or thereunder and any delegation, transfer or assignment in violation hereof shall be null and void. No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or any other Person other than Agent and each Lender. Nothing contained in this Amendment shall be construed as a delegation to Agent of Borrowers' duties of performance, including, without limitation, any duties under any account or contract in which Agent has a security interest or Lien. This Amendment shall be binding upon Borrowers and Agent and Lenders and their respective successors and permitted assigns. Agent's and Lenders' ability to assign, sell or transfer all of any part of this Amendment and shall be governed by the Agreement.

(g) Each Borrower hereby (i) consents to the execution and delivery of this Amendment by the other Borrowers, (ii) agrees that this Amendment and shall not limit or diminish the obligations of the subject Borrower under the Loan Documents, (iii) reaffirms its obligations under each of the Loan Documents to which it is a party, and (iv) agrees that each of such Loan Documents remain in full force and effect and are hereby ratified and confirmed. All representations and warranties made in this Amendment and shall survive the execution and delivery of this Amendment and no investigation by Agent shall affect such representations or warranties or the right of Agent to rely upon them.

(h) Each Borrower shall execute and deliver such other documents, certificates and/or instruments and take such other actions as Agent may reasonably request in order more effectively to consummate the transactions contemplated hereby.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

                                SIGNATURE PAGE TO
           FOURTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, EQUIPMENT
                  ACQUISITION TERM LOAN AND SECURITY AGREEMENT

     IN WITNESS WHEREOF, the parties have caused this Fourth Amendment To Revolving Credit, Term Loan, Equipment Acquisition Term Loan And Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above to be effective on and as of the Fourth Amendment Effective Date.

BORROWERS:                       ADVANCED NUTRACEUTICALS, INC.,
                                 a Texas corporation


                                 By:_________________________________
                                 Name:
                                 Title:

                                 BACTOLAC PHARMACEUTICAL, INC.,
                                 a Delaware corporation


                                 By:_________________________________
                                 Name:
                                 Title:

                                 NIB, INC. (f/k/a/ ANI PHARMACEUTICALS, INC.), a Mississippi corporation


                                 By:_________________________________
                                 Name:
                                 Title:

AGENT AND LENDER:

                                 CAPITALSOURCE FINANCE LLC


                                 By:_________________________________
                                 Name:
                                 Title:

                                   SCHEDULE A
                               Lenders/Commitments

Revolving Lenders                                           Revolving Commitment
--------------------------------------------------------------------------------
CapitalSource Finance LLC                                        $2,500,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention:  Corporate Finance Group, Portfolio Manager
Telephone:  (301) 841-2700
FAX:  (301) 841-2360
E-Mail: rdailey@capitalsource.com

Wire Instructions:

Bank:                      Bank of America, Baltimore, MD
Account:                   003930559738
ABA:                       052001633
Account Name:              CapitalSource Funding LLC
Reference:                 Advanced Nutraceuticals, Inc.
--------------------------------------------------------------------------------
Total:                                                           $2,500,000
================================================================================



Term Lenders                                                Term Loan Commitment
--------------------------------------------------------------------------------
CapitalSource Finance LLC                                        $4,000,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention:  Corporate Finance Group, Portfolio Manager
Telephone:  (301) 841-2700
FAX:  (301) 841-2360
E-Mail:  rdailey@capitalsource.com

Wire Instructions:

Bank:                      Bank of America, Baltimore, MD
Account:                   003930559738
ABA:                       052001633
Account Name:              CapitalSource Funding LLC
Reference:                 Advanced Nutraceuticals, Inc.
--------------------------------------------------------------------------------
Total:                                                           $4,000,000
================================================================================

                                     ANNEX I
                                     -------

                               FINANCIAL COVENANTS
                               -------------------



1)   Fixed Charge Coverage Ratio

     The Fixed Charge Coverage Ratio of the Borrowers for the twelve (12) month period ending on any date set forth in the table below shall not be less than the minimum ratio set forth in the table below opposite such date:

------------------------------------------------------------ ----------------
            Date                                             Minimum Ratio
------------------------------------------------------------ ----------------
December 31, 2005                                            1.30 to 1.00
------------------------------------------------------------ ----------------
March 31, 2006                                               1.30 to 1.00
------------------------------------------------------------ ----------------
June 30, 2006                                                1.30 to 1.00
------------------------------------------------------------ ----------------
September 30, 2006                                           1.30 to 1.00
------------------------------------------------------------ ----------------
December 31, 2006                                            1.40 to 1.00
------------------------------------------------------------ ----------------
March 31, 2007                                               1.40 to 1.00
------------------------------------------------------------ ----------------
June 30, 2007                                                1.40 to 1.00
------------------------------------------------------------ ----------------
September 30, 2007                                           1.40 to 1.00
------------------------------------------------------------ ----------------
December 31, 2007 and the last day of each
calendar  1.50 to 1.00 quarter thereafter
------------------------------------------------------------ ----------------


2)   Senior Leverage Ratio

     The Senior Leverage Ratio of the Borrowers for the twelve (12) month period ending on any date set forth in the table below shall not be more than the ratio set forth in the table below opposite such date:

----------------------------------------------------------------------------
           Date                           Maximum Senior Leverage Ratio
----------------------------------------------------------------------------
December 31, 2005                               2.00 to 1.00
----------------------------------------------------------------------------
March 31, 2006                                  2.00 to 1.00
----------------------------------------------------------------------------
June 30, 2006                                   1.75 to 1.00
----------------------------------------------------------------------------

----------------------------------------------------------------------------
September 30, 2006                              1.75 to 1.00
----------------------------------------------------------------------------
December 31, 2006                               1.50 to 1.00
----------------------------------------------------------------------------
March 31, 2007                                  1.50 to 1.00
----------------------------------------------------------------------------
June 30, 2007                                   1.25 to 1.00
----------------------------------------------------------------------------
September 30, 2007                              1.25 to 1.00
----------------------------------------------------------------------------
December 31, 2007 and the last day of each
calendar  1.00 to 1.00 quarter thereafter
----------------------------------------------------------------------------


3)   Capital Expenditure

     Borrowers shall not permit Capital Expenditures in the aggregate to exceed $600,000 in Borrowers' fiscal year ending September 30, 2005 and $400,000 in any fiscal year of the Borrowers thereafter.

4)   Minimum EBITDA

     The EBITDA of the Borrowers on a consolidated basis for the twelve (12) month period ending on any date set forth in the table below shall not be less than the minimum amount set forth in the table below opposite such date:

-----------------------------------------------------------------------------
                   Date                          Minimum EBITDA
-----------------------------------------------------------------------------
December 31, 2005                                  $3,600,000
-----------------------------------------------------------------------------
March 31, 2006                                     $3,800,000
-----------------------------------------------------------------------------
June 30, 2006                                      $3,900,000
-----------------------------------------------------------------------------
September 30, 2006                                 $4,150,000
-----------------------------------------------------------------------------
December 31, 2006                                  $4,400,000
-----------------------------------------------------------------------------
March 31, 2007                                     $4,600,000
-----------------------------------------------------------------------------
June 30, 2007                                      $4,800,000
-----------------------------------------------------------------------------
September 30, 2007                                 $5,000,000
-----------------------------------------------------------------------------
December 31, 2007                                  $5,100,000
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
March 31, 2008                                     $5,200,000
-----------------------------------------------------------------------------
June 30, 2008 and the last day of each
calendar quarter $5,300,000 thereafter
-----------------------------------------------------------------------------


5)   Defined Terms

     For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

     "Capital Expenditures" shall mean for Borrowers, on a consolidated basis, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) that are or are required to be treated as capital expenditures under GAAP.

     "EBITDA" shall mean for Borrowers, on a consolidated basis, the sum, without duplication, of the following: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, (c) depreciation expense,
(d) amortization expense, (e) all other non-cash and/or non-recurring charges and expenses approved by Agent in its Permitted Discretion, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, less (x) gain from any sale of assets, other than sales in the ordinary course of business, and (y) all non-cash and/or non-recurring income, all of the foregoing determined in accordance with GAAP.

     "Fixed Charge Coverage Ratio" shall mean, for Borrowers on a consolidated basis, at any date of determination, the ratio of (a) EBITDA, minus non-financed Capital Expenditures, minus income taxes paid in cash, to (b) Fixed Charges, for the twelve (12) months then ending taken as one accounting period.

     "Fixed Charges" shall mean, the sum of the following for Borrowers, on a consolidated basis: (a) Total Debt Service, (b) dividends and/or distributions paid in cash, and (c) cash paid for stock repurchases and/or redemptions (other than up to $4,500,000 paid by Parent pursuant to the Tender Offer Transaction).

     "Interest Expense" shall mean total interest expense generated during the period in question (including attributable to conditional sales contracts, Capital Leases and other title retention agreements in accordance with GAAP) of Borrowers on a consolidated basis with respect to all outstanding Indebtedness including accrued interest and interest paid in kind and capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing, and net costs under Interest Rate Agreements.

     "Interest Rate Agreement" shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

     "Net Income" shall mean the net income (or loss) of Borrowers on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrowers) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person's assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrowers to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any Affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

     "Senior Debt" shall mean, at any date of determination, the total Indebtedness of Borrowers, on a consolidated basis, under the Loan Documents.

     "Senior Debt Leverage Ratio" shall mean, for Borrowers on a consolidated basis, at any date of determination, the ratio of (i) Senior Debt outstanding on such date, to (ii) EBITDA for the applicable period then ending taken as one accounting period.

     "Total Debt" shall mean, at any date of determination, the total Indebtedness of Borrowers on a consolidated basis, including, without limitation, all Indebtedness under the Loan Documents and all accrued interest on the foregoing (including, without limitation, all interest paid in kind) and all Capital Leases, but excluding current operating liabilities. For all purposes of this Agreement, the term "Total Debt" shall be calculated to include (i.e., not net of) discounts, deductions or allocations relating or applicable to or arising from any equity or equity participation or fees, whether under GAAP or otherwise.

     "Total Debt Service" shall mean the sum of (i) scheduled or other required payments of principal on Total Debt (excluding the repayment of the note due to Dr. Reddy so long as such repayment occurs on or immediately after the Closing Date as permitted hereunder), (ii) any other cash fees due or payable with respect to, in connection with or on Total Debt, and (iii) cash Interest Expense.